                               March 15, 1999


FlashNet Communications, Inc.
1812 North Forest Park Boulevard
Fort Worth, Texas  76102

Ladies and Gentlemen:

     We have assisted in the preparation and filing by FlashNet Communications, Inc. (the "Company") of a Registration Statement on Form S-1, No. 333-69277, as amended (the "Registration Statement"), with the Securities and Exchange Commission, relating to the sale of up to 3,664,286 shares (the "Shares") of Common Stock, no par value per share, of the Company. A form of underwriting agreement (the "Underwriting Agreement") is filed as an exhibit to the Registration Statement.

    We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

    This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit thereto.

                                       Very truly yours,

                                       /s/ CANTEY & HANGER, L.L.P.
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                                       CANTEY & HANGER, L.L.P.